UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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Fifth Street Finance Corp.

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February 21, 2017

To All Fifth Street Finance Corp. Stockholders:

While only having assumed the role of Chief Executive Officer in January, it has become clear to me that the Fifth Street platform is resilient and remains well-positioned within the middle-market lending community. We have a solid core team in place and, together, we are already hard at work, executing on our strategic plan to improve business operations, turnaround performance and create long-term value for you, the stockholders.

Improving Fee Structure to Better Align with Stockholders

To that end, we are asking for your affirmative vote at the Special Meeting of Stockholders in order to proceed with an important change for the Company.

As you may recall, in 2016, Fifth Street Management LLC, our investment adviser, voluntarily reduced the base management fee that the Company is charged from 2.00% to 1.75%, placing our fee structure at the median for the industry. Over 2016, this change resulted in $5.4 million in management fee savings.

Fifth Street Management is now proposing additional changes to its Part I incentive fee structure, which the Fifth Street Board of Directors unanimously supports. This is an important step toward making our fee structure one of the most competitive amongst our peers, while also allowing our investment adviser to remain competitive in attracting the best talent to manage capital for FSC stockholders.

Permanent Return Hurdle:

We propose implementing a total return hurdle, which we expect will create an additional focus on long-term value creation through generation of current income on debt investments and, to a lesser extent, capital appreciation on equity investments. This is an important demonstration of Fifth Street Management’s strong commitment to aligning its interests with those of our stockholders.

Under the terms of the proposal, the total return hurdle may decrease the subordinated incentive fee on income by 25% per quarter after taking into account any realized and unrealized losses. Additionally, it will have a “look-back” feature, which expands every quarter, scaling up to a three-year look-back once fully phased in, and will be retroactive to January 1, 2017.

Hurdle Rate Reduction:

In addition to implementing a total return hurdle, we are planning to decrease the hurdle rate to 1.75% on a quarterly basis on the subordinated incentive fee on income, which is in line with our peer median.

The current hurdle rate was put in place in 2008 during a much different competitive and market environment. Since that time, the broader middle market has experienced yield compression and the revised hurdle is more appropriate for the current low interest rate environment.

We remain as confident as ever in the future of Fifth Street and believe that both of these actions are prudent for the current environment and in-line with our peers. Over the long-term, we expect these changes will allow for a more stable NAV and return on equity for our stockholders.

Thank you for your continued support.

/s/ Patrick J. Dalton

Patrick J. Dalton

Chief Executive Officer